Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CapStar Bank:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 1, 2016, with respect to the balance sheets of CapStar Bank as of December 31, 2015 and 2014, and the related statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Prospectus for Common Stock of CapStar Financial Holdings, Inc. dated August 29, 2016, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) and the Securities Act of 1933 (Registration No. 333-213367), incorporated by reference herein.

/s/KPMG LLP

Nashville, Tennessee

December 28, 2016